Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Roy Green, Chief Financial Officer
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2006 RESULTS

New York, New York, December 19, 2006-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the third quarter and nine months ended October 31, 2006.

Net sales for the third quarter of 2006 were $32.9 million, an increase of $10.0 million from $22.9 million in the third quarter of 2005. $17.0 million of this increase in sales resulted from Cygne’s acquisition of the private label denim business of Innovo Group, Inc. (“Innovo Group”) on May 12, 2006. This increase in sales was partially offset by decreased non-denim and branded denim sales. Gross profit for the third quarter of 2006 increased to $6.4 million compared to $5.3 million for the prior year period. Gross margins decreased to 19.3% compared to 23.1% in the prior year period as a result of lower gross margins on sales stemming from the Innovo Group acquisition. Net income for the third quarter ended October 31, 2006 was $765,000 or $0.03 on a basic and diluted per share basis, compared to a net loss of $520,000 or $0.02 on a basic and diluted per share basis in the comparable prior period in 2005.

On December 18, 2006, Cygne issued restated financial statements for the fiscal year ended January 31, 2006 and for the fiscal quarters ended April 30, 2006 and July 31, 2006 to reflect the correction of an error related to income tax expense and related deferred taxes payable and a reclass of factor advances on the balance sheets and statements of cash flows. The net loss for the three months ended October 31, 2005 has been increased from $128,000 to $520,000 to reflect the deferred tax provision of $392,000.

CYGNE DESIGNS, INC. ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2006 RESULTS

Net sales for the nine months ended October 31, 2006 were $99.0 million, an increase of $66.4 million from $32.6 million in the nine months ended October 31, 2005. $75.9 million of this increase in sales resulted from Cygne’s acquisition of the branded and private label denim business of Diversified Apparel Resources LLC (“DAR”) on July 31, 2005 and its acquisition of Innovo Group. The increase in sales was partially offset by decreased non-denim sales. Gross profit for the nine months ended October 31, 2006 increased to $21.3 million compared to $6.2 million for the prior year period. Gross margins increased to 21.5% compared to 19.1% in the prior year period as a result of higher gross margins on sales stemming from the acquisition of product primarily sourced through a supply agreement with DAR for the nine months ended October 31, 2006. Net income for the nine months ended October 31, 2006 was $1,779,000 or $0.07 on a basic and diluted per share basis, compared to a net loss of $1,137,000 or $0.07 on a basic and diluted per share basis in the comparable prior period in 2005.

On December 18, 2006, Cygne issued restated financial statements for the fiscal year ended January 31, 2006 and for the fiscal quarters ended April 30, 2006 and July 31, 2006 to reflect the correction of an error related to income tax expense and related deferred taxes payable and a reclass of factor advances on the balance sheets and statements of cash flows. The net loss for the nine months ended October 31, 2005 has been increased from $745,000 to $1,137,000 to reflect the deferred tax provision of $392,000.

Cygne and its factor use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income (loss) is shown in the table below.

Reconciliation of EBITDA	Nine Months Ended
	(In thousands)
	October 31, 2006	October 30, 2005
		(Restated)
Net income (loss)	$1,779	$(1,137)
Depreciation and amortization of intangible assets	1,314	933
Interest expense including amortization of debt discount	4,019	716
Provision for income taxes	1,294	420

EBITDA	$8,406	$932

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K/A, Amendment No. 1, for the year ended January 31, 2006 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Quarters Ended		Nine Months Ended
	October 31 2006	October 31 2005	October 31 2006	October 31 2005
		(Restated)	(Restated)	(Restated)
Net sales	$32,980	$22,935	$98,991	$32,552
Cost of goods sold	26,601	17,645	77,672	26,338

Gross profit	6,379	5,290	21,319	6,214
Selling, general and administrative expenses	3,248	3,883	12,913	5,202
Depreciation and amortization	486	801	1,314	933
Provision for restructuring	—	—	—	102

Income (loss) from operations before interest and income taxes	2,645	606	7,092	(23)
Interest expense, net	1,436	716	4,019	694

Income (loss) from operations before income taxes	1,209	(110)	3,073	(717)
Provision for income taxes	444	410	1,294	420

Net income (loss)	$765	$(520)	$1,779	$(1,137)

Net income (loss) per share-basic and diluted	$0.03	$(0.02)	$0.07	$(0.07)

Weighted average common shares outstanding:
Basic	26,462	22,958	25,727	16,002

Diluted	26,463	22,958	25,716	16,002